                                                                   EXHIBIT 10.18


                             INTERVOICE-BRITE, INC.

                       SECOND AMENDED EMPLOYMENT AGREEMENT


         This Second Amended Employment Agreement (this "Agreement") executed as of February 18, 2002, and effective as of March 1, 2002, by and between InterVoice-Brite, Inc., a Texas corporation with its principal executive offices at 17811 Waterview Parkway, Dallas, Texas 75252 (the "Company"), and David W. Brandenburg (the "Employee").

                                  WITNESSETH:

         WHEREAS, the Employee is presently employed by the Company pursuant to that certain First Amended Employment Agreement effective as of March 1, 2001 (the "Old Agreement"), between the Company and the Employee; and

         WHEREAS, the Employee and the Company desire to amend the terms and conditions of the Old Agreement to, among other things, extend the term of the agreement through February 29, 2004.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS.

         In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used herein shall have the following meanings, unless the context or use indicates a different meaning:

         "Annualized Compensation Amount" means an amount equal to the annualized salary payable and bonuses accrued or payable to the Employee pursuant to Section 4 of this Agreement during the most recent completed fiscal year of the Company.

         "Applicable EPS Bonus Percentage" means the percentage set forth in the right hand column below as determined (i) for the Company's fiscal year ending February 28, 2002, with reference to the Company's earnings per share for such fiscal year as set forth in the table below entitled "Applicable EPS Bonus
Percentage: Fiscal 2002" and (ii) for each of the Company's fiscal years ending February 28, 2003 and February 29, 2004, respectively, with reference to the increase or decrease in the Company's earnings per share between such fiscal year and the greater of $.15 or the Company's earnings per share for the immediately preceding fiscal year as set forth in the table below entitled "Applicable EPS Bonus Percentage: Fiscal 2003 and Fiscal 2004":

                  APPLICABLE EPS BONUS PERCENTAGE: FISCAL 2002

                                                           Applicable EPS
                Earnings per Share                        Bonus Percentage
                ------------------                        ----------------
              $0.58 or more                                       75%
              $0.48 to $0.57                                      60%
              $0.38 to $0.47                                      45%
              $0.37                                             37.5%
              $0.30 to $0.36                                    22.5%
              $0.29 or less                                        0%

          APPLICABLE EPS BONUS PERCENTAGE: FISCAL 2003 AND FISCAL 2004

          Increase or Decrease in Earnings
           Per Share in Applicable Fiscal                   Applicable EPS
         Year Compared to Prior Fiscal Year                Bonus Percentage
         ----------------------------------                ----------------
         40% or more increase                                    125%
         35% through 39% increase                                100%
         25% through 34% increase                                 75%
         10% through 24% increase                                 50%
         0% through 9% increase                                   25%
         Decrease in EPS                                           0%


         "Applicable Revenue Bonus Percentage" means the percentage set forth in the right hand column below as determined (i) for the Company's fiscal year ending February 28, 2002, with reference to the Company's total revenues for such fiscal year as set forth in the table below entitled "Applicable Revenue Bonus Percentage: Fiscal 2002" and (ii) for each of the Company's fiscal years ending February 28, 2003 and February 29, 2004, respectively, with reference to the increase or decrease in the Company's total revenues between such fiscal year and the immediately preceding fiscal year as set forth in the table below entitled "Applicable Revenue Bonus Percentage: Fiscal 2003 and Fiscal 2004":

                APPLICABLE REVENUE BONUS PERCENTAGE: FISCAL 2002

                                                        Applicable Revenue
                Total Revenue                            Bonus Percentage
                -------------                           ------------------
         $316,000,000 or greater                                125%
         $288,000,000 to $315,999,999                           100%
         $287,000,000 to $287,999,999                            75%
         $258,000,000 to $286,999,999                            50%
         $230,000,000 to $257,999,999                            25%
         $229,999,999 or less                                     0%

        APPLICABLE REVENUE BONUS PERCENTAGE: FISCAL 2003 AND FISCAL 2004

         Increase or Decrease in Revenues
             in Applicable Fiscal Year                  Applicable Revenue
           Compared to Prior Fiscal Year                 Bonus Percentage
         --------------------------------               ------------------
         40% or more increase                                   125%
         35% through 39% increase                               100%
         25% through 34% increase                                75%
         10% through 24% increase                                50%
         0% through 9% increase                                  25%
         Decrease in revenues                                     0%

            "Cause" means (a) any act by the Employee that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the willful failure by the Employee to substantially perform his duties hereunder, which duties are within the control of the Employee (other than the failure resulting from the Employee's incapacity due to physical or mental illness), provided, however, that the Employee shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Employee receives written notice from the Company specifying with reasonable particularity the actions of Employee which constitute a violation of this subsection (b) and (2) within a period of 30 days after receipt of such notice (and during which the violation is within the control of the Employee), Employee fails to reasonably and prospectively cure such violation.

         "Common Stock" means the Company's common stock, no par value per share.

         An "Event of Default" means the occurrence of any of the following events prior to the Triggering Date, unless remedied or otherwise cured within 30 days after the Company's receipt of written notice from the Employee of such event, (a) a breach by the Company of any of its express or implied obligations under this Agreement, (b) without his prior concurrence, the Employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the term of this Agreement, or his reporting responsibilities or titles in effect at such time are changed, (c) the Employee's base compensation is reduced or any other failure by the Company to comply with Section 4, or (d) any change in any employee benefit plans or arrangements in effect on the date hereof in which the Employee participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared to any other executive officer of the Company.

         "Good Reason" means the occurrence of a Triggering Event (as defined below) and (a) a breach by the Company of any of its express or implied obligations under this Agreement, (b) without his prior concurrence, the Employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the term of this Agreement, or his reporting responsibilities or titles in effect at such time are changed, (c) the Employee's base compensation is reduced or any other failure by the Company to comply with Section 4, (d) any change in any employee benefit plans or arrangements in effect on the date hereof in which the Employee participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared to any other executive officer of the Company, or (e) the shareholders of the Company shall fail to elect the Employee as a member of the Board of Directors of the Company.

         "Triggering Date" means the date of a Triggering Event.

         A "Triggering Event" shall be deemed to have occurred if (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities, or (b) at any annual or special meeting of shareholders of the Company one or more directors are elected who were not nominated by management of the Company to serve on the Board of Directors of the Company, or (c) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 51% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, other than by a party to such merger or consolidation or affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation, as the same existed immediately prior to such merger or consolidation, or (d) the Company sells all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company.

2. EMPLOYMENT.

         The Company hereby employs the Employee and the Employee hereby accepts employment on the terms and conditions set forth herein.

3. TERM.

         The initial term of this Agreement shall be from March 1, 2002 until February 29, 2004 unless sooner terminated in accordance with the provisions herein regarding termination. Subject to earlier termination as provided herein, the initial term of this Agreement shall be automatically extended for one (1) year from March 1, 2004, unless either the Employee or the Company gives written notice to the other six months or more prior to February 29, 2004.

4. COMPENSATION.

         (a) Base Salary. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary of $350,000 per year. Such salary shall be payable in equal monthly installments in accordance with the customary payroll policies of the Company in effect at the time such payment is made, or as otherwise mutually agreed upon. Effective as of March 1 of each year during the term hereof, the Compensation Committee of the Company shall review Employee's performance for the prior fiscal year and make such adjustments in base salary from time to time at their discretion as the Employee and the Company may agree.

         (b) Annual Bonus. Effective for the Company's fiscal year ending February 28, 2002 and continuing with respect to each subsequent fiscal year thereafter during the term of this Agreement, the Company will pay Employee an annual bonus equal to the sum of (a) the mathematical product of Employee's base salary pursuant to Subsection 4(a) for such fiscal year multiplied by the Applicable Revenue Bonus Percentage and (b) the mathematical product of the Employee's base salary pursuant to Subsection 4(a) for such fiscal year multiplied by the Applicable EPS Bonus Percentage. Employee's bonus pursuant to this Subsection 4(b) shall be earned as of the end of the Company's fiscal year and payable within five days after the Company's receipt of its audited annual financial statements. The formula set forth herein for determining annual bonuses shall be adjusted from time to time when and if there occur stock splits or other changes in capital structure which result in an increase or decrease in outstanding capital stock of more than 25%. It is the intention of the parties that the bonus formulas set forth in this Subsection 4(b) reflect the Company's net income from operations excluding any unusual or non-recurring charges, and revenues from continuing operations excluding any revenues attributable to a significant acquisition of a company or line of business. Accordingly, the Board of Directors of the Company may from time to time in its reasonable discretion adjust the formulas set forth herein for annual bonuses to properly reflect the Company's net income from continuing operations and revenues from continuing operations.

         (c) Bonus. In addition to the Employee's annual base salary and other benefits provided for in this Agreement, the Company may pay to the Employee on an annual basis a discretionary bonus in an amount to be approved by the Board of Directors of the Company; provided, however, in no event shall the bonus payable hereunder, if any, exceed Employee's annual base salary provided for in
Section 4(a).

         (d) Benefits. The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executive officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary and bonuses payable to the Employee pursuant to Subsections 4(a), (b) and (c).

         (e) Old Stock Option. In consideration of the Employee's execution of the old Agreement, the Company granted effective June 26, 2000 options to purchase an aggregate of 500,000 shares of the Company's Common Stock to the Employee pursuant to the Company's 1990 Incentive Stock Option Plan and 1999 Stock Option Plan. The exercise price for such options was based on the price for the Company's Common Stock on the Nasdaq National Market on June 26, 2000. The options vest in four equal components of 125,000 shares each on December 26, 2000, June 26, 2001, December 26, 2001, and June 26, 2002. The options are comprised of grants of an incentive stock option to purchase 49,485 shares under the 1990 Incentive Stock Option Plan and nonqualified stock options to purchase 300,000 shares under the 1999 Stock Option Plan and 150,515 shares under the 1990 Incentive Stock Option Plan.

         (f) New Stock Option. In consideration of the Employee's execution of this Second Amended Employment Agreement, the Company grants, as of the effective date of this Second Amended Employment Agreement, options to purchase an aggregate of 160,000 shares of the Company's Common Stock to the Employee pursuant to the Company's 1999 Stock Option Plan. The exercise price for such options is based on the price for the Company's Common Stock on the Nasdaq National Market on March 1, 2002. The options vest in four equal components of 40,000 shares each on August 31, 2002, February 28, 2003, August 31, 2003, and February 29, 2004.

         (g) Expenses. Upon receipt of itemized vouchers, expense account reports, and supporting documents submitted to the Company in accordance with the Company's procedures from time to time in effect, the Company shall reimburse Employee for all reasonable and necessary travel, entertainment, and other reasonable and necessary business expenses incurred ordinarily and necessarily by Employee in connection with the performance of his duties hereunder.

         (h) Vacation. Employee shall be entitled to a minimum of 6 weeks paid vacation during each twelve-month period commencing on the effective date of this Agreement.

5. POSITION, DUTIES, EXTENT OF SERVICES AND SITUS.

         (a) Position and Duties. Employee shall serve as the Chairman of the Board, Chief Executive Officer and President of the Company, accountable only to the Board of Directors of the Company and, subject to the authority of such board, shall have supervision and control over, and responsibility for, the general management and operation of the Company and shall have such other powers and duties as may from time to time be prescribed by such board, provided that such duties are reasonable and customary for a chairman of the board, chief executive officer and president of a public company.

         (b) Extent of Services and Situs. The Employee shall devote substantially all of his business time, attention, and energy to the business and affairs of the Company and shall not during the term of his employment under this Agreement engage in any other business activity which could constitute a conflict of interest, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. This shall not be construed as preventing the Employee from managing his current investments or investing his assets in such form or manner as will not require any services on the part of the Employee in the operation and the affairs of the companies in which such investments are made, subject to the provisions of Sections 6 and 27. The Employee shall not be required to change the principal place of his employment to a location which is more than 15 miles further away from his principal residence than such principal place of employment at the time of the execution of this Agreement:

6. COVENANT NOT TO COMPETE.

         (a) The Employee acknowledges that (i) as a result of his position and tenure with the Company he has received and will continue to receive specialized and unique training and knowledge concerning the Company, its business, its customers and the industry in which it competes, (ii) the Company's business, in large part, depends upon its exclusive possession and use of the Proprietary Information (as defined in Section 27), (iii) the Company is entitled to protection against the unauthorized disclosure or use by Employee of the Proprietary Information or the training and knowledge received by the Employee and (iv) he has received in this Agreement good and valuable consideration for the covenants he is making in this Section 6 and in Section 27. The Company and the Employee acknowledge and agree that the covenants contained in this Section 6 and in Section 27 are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effects on the Employee and the public. The parties acknowledge that the purpose and effect of the covenants are to protect the Company from unfair competition by the Employee.

         (b) Except as provided in the last sentence of this Section 6(b), during the period in which the Employee renders services to the Company under this Agreement and for eighteen (18) months thereafter, the Employee shall not, without the written consent of the Company, own, manage, operate, control, serve as an officer, director, employee, partner or consultant of or be connected in any way with or have any interest in any corporation, partnership, proprietorship or other entity which carries on business activities in competition with the Company's activities in any state of the United States or in any foreign country in which the Company has sold or installed its products or systems or has definitive plans to sell or install its products at any time prior to or at the time of the date of termination of the Employee's employment; except that the Employee may own up to 1% of the shares of any publicly-owned corporation, provided that none of his other relationships with such corporation violates such covenant. Notwithstanding the foregoing, the provisions of this Section 6 shall not apply if the Employee's employment with the Company under this Agreement is terminated (i) by the Company, unless the Employee is terminated in accordance with Section 7 or for Cause in accordance with Subsection 9.1(a) or 9.2(a), or (ii) at the election of the Employee prior to the Triggering Date after the occurrence of an Event of Default which has not been waived in writing or on or after the Triggering Date for Good Reason.

         (c) The Company and the Employee hereby agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration, geographical area or scope, then the parties hereto will consider Section 6 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority and, as to all other jurisdictions or political subdivisions thereof, the noncompetition covenants contained herein will remain in full force and effect as originally written. The Company and the Employee further agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Section 6(c), then the parties hereto will consider this Section 6 to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such noncompetition covenants are so held void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by the noncompetition covenants, the terms and provisions hereof shall remain in full force and effect as originally written.

         (d) Employee recognizes and acknowledges that the Company would suffer irreparable harm and substantial loss if Employee violated any of the terms and provisions of this Section 6 or Section 27 and that the actual damages which might be sustained by the Company as the result of any breach of this Section 6 or Section 27 would be difficult to ascertain. Employee agrees, at the election of the Company and in addition to, and not in lieu of, the Company's right to terminate Employee's employment and to seek all other remedies and damages which the Company may have at law and/or equity for such breach, that the Company shall be entitled to an injunction restraining Employee from breaching any of the terms or provisions of this Section 6 or Section 27.

7. COMPENSATION IN THE EVENT OF DISABILITY.

         (a) Disability. If the Employee becomes disabled during the term of this Agreement the Company shall cause to be paid to the Employee an amount equal to his base salary in effect at the time of disability under Subsection 4(a), for the shorter of the duration of the disability or the remainder of the term of this Agreement and, subject to the provisions of Sections 22 and 25, with no liability on its part for further payments to the Employee during the duration of the disability. Subject to Subsection 7(b) below, full compensation shall be reinstituted upon his return to employment and resumption of his duties. For purposes of this Subsection 7(a) the Employee shall be deemed "disabled" when he is unable, for a period of 90 consecutive days, to perform his normal duties of employment due to bodily injury or disease or any other physical or mental disability.

         (b) Complete Disability. The Company shall have the right to terminate the Employee's employment under this Agreement prior to the expiration of the term upon the "Complete Disability" of the Employee as hereinafter defined (provided, however, that the obligations of the Company under Subsection 7(a) shall not terminate). The term "Complete Disability" as used in this Subsection 7(b) shall mean (i) the total inability of the Employee, due to bodily injury or disease or any other physical or mental incapacity, to perform the services provided for hereunder for a period of 120 days, in the aggregate, within any given period of 180 consecutive days during the term of this Agreement, and (ii) where such inability will, in the opinion of a qualified physician (reasonably acceptable to Employee), be permanent and continuous during the remainder of his life.

8. COMPENSATION IN THE EVENT OF DEATH.

         If the Employee dies during the term of his employment, the Company shall pay to such person as the Employee shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, his base salary in effect at the time of his death pursuant to Subsection 4(a), in equal semi-monthly installments on the first and fifteenth day of each month immediately succeeding his death, for a period of months (not exceeding 12) determined by multiplying the number of complete 12-month periods of employment of the Employee by the Company (whether pursuant to an employment agreement or not) by two, in addition to any payments the Employee's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company, and, except for any obligations of the Company under Sections 22 and 25, all other obligations of the Company hereunder shall cease at the time of the Employee's death.

9. TERMINATION.

         9.1 Termination Prior to the Triggering Date. (a) Upon at least 30 days' prior written notice to the Employee and prior to the Triggering Date, the Company may terminate the Employee's employment with the Company under this Agreement only for Cause or in accordance with Section 7 and, subject to the provisions of Sections 7, 22 and 25, with no liability on its part for further payments to the Employee. The Company may effect a termination for Cause pursuant to this Subsection 9.1(a) only by the affirmative vote of a majority of the members of the Board of Directors of the Company. In voting upon such termination for Cause, if the Employee is also a member of the Board of Directors of the Company, then he may not vote on, and will not be considered present for any purpose with respect to, a matter presented to the Board of Directors of the Company pursuant to this Subsection 9.1(a).

         (b) Prior to the Triggering Date, the Employee may terminate his employment with the Company under this Agreement by giving at least 90 days' prior written notice of his desire to terminate employment to the Board of Directors of the Company. If the Employee's employment with the Company under this Agreement is terminated pursuant to this Subsection 9.1(b), the Employee will continue to accrue and receive his base salary in effect at the time pursuant to

Subsection 4(a) through the date of termination with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 22 and 25.

         (c) Prior to the Triggering Date, if the Employee's employment with the Company is terminated by the Company without Cause or if the Employee terminates his employment with the Company following the occurrence of an Event of Default which has not been waived in writing by the Employee, the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination and will be entitled to receive the benefits provided for under Subsection 10.1 (unless the Employee's employment is terminated in accordance with Section 7) with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 7, 22 and 25.

         9.2 Termination On or After the Triggering Date. (a) Upon at least 30 days' prior written notice to the Employee and on or after the Triggering Date, the Company may terminate the Employee's employment with the Company under this Agreement only for Cause or in accordance with Section 7 and, subject to the provisions of Sections 7, 22 and 25, with no liability on its part for further payments to the Employee. The Company may effect a termination for Cause pursuant to this Subsection 9.2(a) only by the affirmative vote of two-thirds of the members of the Board of Directors of the Company. In voting upon such termination for Cause, if the Employee is also a member of the Board of Directors of the Company, then he may not vote on, and will not be considered present for any purpose with respect to, a matter presented to the Board of Directors of the Company pursuant to this Subsection 9.2(a).

         (b) On or after the Triggering Date, if the Employee's employment with the Company is terminated by the Company without Cause or if the Employee terminates his employment with the Company for Good Reason, the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination and will be entitled to receive the payments and benefits provided for under Subsections 10.2 and 10.3 (unless the Employee's employment is terminated in accordance with Section 7) with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 7, 22 and 25.

         (c) On or after the Triggering Date, the Employee may, in his sole and absolute discretion and without any prior approval by the Board of Directors of the Company, and upon twelve months' prior written notice to the Board of Directors of the Company, terminate his employment with the Company under this Agreement for any reason whatsoever. If the Employee's employment with the Company under this Agreement is terminated pursuant to this Subsection 9.2(c), the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination and will be entitled to receive the benefits provided for under Subsections 10.2 and 10.3 with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 22 and 25.

10. COMPENSATION AFTER CERTAIN TERMINATIONS.

         10.1 Remaining Compensation. If the Employee's employment with the Company is terminated (whether such termination is by the Employee or by the Company) at any time prior to the Triggering Date for any reason other than (a) termination by the Company for Cause in accordance with Subsection 9.1(a); (b) termination by the Company in accordance with Section 7; (c) the Employee's death; or (d) termination at the election of the Employee pursuant to Subsection 9.1(b) then, within five days after the date of such termination, (i) the Remaining Compensation (as herein defined) which would have been paid to the Employee during the remainder of the term of this Agreement if termination had not occurred shall become due and payable and shall be paid to the Employee in a single lump sum in cash, and (ii) all stock options granted to Employee pursuant to Subsection 4(e) and Subsection 4(f) hereof which are not then exercisable shall, notwithstanding the provisions of any other agreement, become immediately exercisable and shall remain exercisable until they are exercised or until they otherwise would expire. For purposes of this Subsection 10.1, the "Remaining Compensation" shall mean the annual base salary payable to the Employee pursuant to Subsection 4 (a) at the time of termination plus an amount representing the value of all employee benefits including, without limitation, any unearned annual bonuses described in Subsection 4 (b), discretionary bonuses and incentive compensation under plans then in effect. For these purposes, the value of any unearned annual bonuses and all of such other employee benefits shall be deemed to be equal to 12 months base salary payable to the Employee pursuant to Subsection 4(a) at the time his employment is terminated.

         10.2 Post Triggering Date Severance Payment. If the Employee's employment with the Company is terminated (whether such termination is by the Employee or by the Company) at any time on or within three years after the Triggering Date for any reason other than (a) termination by the Company for Cause in accordance with Subsection 9.2(a) or (b) termination by the Company in accordance with Section 7 or (c) the Employee's death or (d) termination at the election of the Employee other than termination for Good Reason without compliance with the retirements of Section 9.2(c), then, within five days after the date of such termination, the Company shall pay the Employee a lump sum amount in cash equal to 2.99 times the Annualized Compensation Amount.

         10.3 Gross-Up Payment. In the event that (i) the Employee becomes entitled to the payments provided under Section 10.2 of this Agreement (the "Change in Control Payments") and any of the Change in Control Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, or
(ii) any payments or benefits received or to be received by the Employee pursuant to the terms of any other plan, arrangement or agreement (the "Benefit Payments") will be subject to the Excise Tax, the Company shall pay to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Change in Control Payments and the Benefit Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10.3, shall be equal to the Change in Control Payments and the Benefit Payments, provided, however, that in determining the amount of the Gross-Up Payment, any Excise Tax on the Change in Control Payments and the Benefit Payments shall be determined using a rate no higher than 20%. For purposes of determining whether any of the Change in Control Payments or the Benefit Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Employee in connection with a change in control of the Company or the Employee's termination of employment (whether pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in change in control or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b) (2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b) (1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Employee such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) of the Code, (ii) the amount of the Change in Control Payments and the Benefit Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change in Control Payments and the Benefit Payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (i), above) and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee's employment, the Employee shall repay to the Company at that time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment to the Employee in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

11. MITIGATION.

         The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of Employee's employment with the Company, or otherwise.

12. ENTIRE AGREEMENT.

         This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings relating to such subject matter, and may be modified or amended only by an instrument in writing signed by the parties hereto.

13. LAW TO GOVERN.

         This Agreement is executed and delivered in the State of Texas and shall be governed, construed and enforced in accordance with the laws of the State of Texas.

14. ASSIGNMENT.

         This Agreement is personal to the parties, and neither this Agreement nor any interest herein may be assigned (other than by will or by the laws of descent and distribution) without the prior written consent of the parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Employee or any of his beneficiaries or any other person. Notwithstanding the foregoing, the Company shall be permitted to assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise, if the Company obtains the assumption of this Agreement by such successor. Failure by the Company to obtain such assumption prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Employee to receive compensation from the Company under this Agreement in the same amount and on the same terms as he would be entitled to hereunder if he had voluntarily terminated his employment after the Triggering Date, and, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Triggering Date.

15. BINDING AGREEMENT.

         Subject to the provisions of Section 14 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective representatives, successors, and assigns.

16. REFERENCES AND GENDER.

         All references to "Sections" and "Subsections" contained herein are, unless specifically indicated otherwise, references to sections and subsections of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of either gender shall include the other gender where appropriate.

17. WAIVER.

         No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver, and no waiver of any right shall be deemed to be a waiver of any such right in the future.

18. NOTICES.

         Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and will be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party or parties at 17811 Waterview Parkway, Dallas, Texas 75252, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

19. OTHER INSTRUMENTS.

         The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

20. HEADINGS.

         The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

21. INVALID PROVISION.

         Any clause, sentence, provision, section, subsection, or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection, or paragraph so held to be invalid, illegal or ineffective.

22. RIGHTS UNDER PLANS AND PROGRAMS.

         Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Employee may be entitled under any other agreement, plan, arrangement, or program providing benefits for the Employee.

23. MULTIPLE COPIES.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The terms of this Agreement shall become binding upon each party from and after the time that he or it executed a copy hereof. In like manner, from and after the time that any party executes a consent or other document, such consent or other document shall be binding upon such parties.

24. WITHHOLDING OF TAXES.

         The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

25. LEGAL FEES AND EXPENSES.

         The Company shall pay and be responsible for all legal fees and expenses which the Employee may incur as a result of the Company's failure to perform under this Agreement or as a result of the Company or any successor contesting the validity or enforceability of this Agreement.

26. SET OFF OR COUNTERCLAIM.

         Except with respect to any claim against or debt or other obligation of the Employee properly recorded on the books and records of the Company prior to the Triggering Date, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Employee or his beneficiaries provided for in this Agreement in respect of any claim against or debt or other obligation of the Employee, whether arising hereunder or otherwise.

27. ASSIGNMENT, PROTECTION AND CONFIDENTIALITY OF PROPRIETARY INFORMATION.

         Employee acknowledges and agrees that all items of the Company's Proprietary Information constitute valuable, special and unique assets and trade secrets of its business, which provide to the Company a competitive advantage over others who do not have access thereto and access to which is essential to the performance of Employee's duties hereunder. Employee shall not, during the term of this Agreement or thereafter, use or disclose any Proprietary Information that is not otherwise publicly available, in whole or in part, for his benefit or for the benefit of any other person or party, except for the Company. As used herein, "Proprietary Information" includes, but is not limited to, customer lists and prices, whether current or prospective, product designs or other product information, experimental developments and other research and development information, testing processes, marketing studies and research activities, and any other trade secrets concerning the Company, its shareholders, officers, directors, employees, business prospects, customers, transactions, finances, affairs, opportunities, operations, properties or assets. The Employee further agrees that all inventions, devices, compounds, processes, formulas, techniques, improvements and modifications which he may develop, in whole or in part, during the term of his employment or through or with the facilities, equipment or resources of the Company shall be and remain the sole and exclusive property of the Company. The Employee agrees to deliver to the Company at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents (including copies thereof and all embodiments thereof whether in computerized form or any other medium) relating to the business or affairs of the Company or its subsidiaries which he may then possess or have under his control. Employee shall maintain in good condition all tangible and other forms of Proprietary Information in Employee's custody or control until his obligations under the preceding sentence are satisfied. Employee agrees to execute all documents and take such other actions as may be required to comply with this Section.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                   INTERVOICE-BRITE, INC.



                                   By:    /s/ GEORGE C. PLATT
                                      ------------------------------------------
                                   Name:  George C. Platt
                                   Title: Chairman of Compensation Committee


                                   /s/ DAVID W. BRANDENBURG
                                   ---------------------------------------------
                                   DAVID W. BRANDENBURG



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